UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 5, 2008

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue, Pasadena, California 91101	91101
(Address of Principal Executive Offices)	(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Principal Financial Officer

On August 7, 2008, the Board of Directors of the Company announced that Frank Sansone has resigned as Chief Financial Officer of the Company, effective immediately.

(c) Appointment of Interim Principal Financial Officer and Principal Financial Officer

On August 7, 2008, the Board of Directors of the Company announced that Christopher Powell, the principal accounting officer of the Company, has been appointed Interim Chief Financial Officer of the Company, effective immediately. The Company also announced that Barry Plaga shall become Chief Financial Officer of the Company, effective October 31, 2008

Mr. Plaga, age 46, is currently Vice President of Financial Global Processes at Sun Microsystems, Inc. (NASDAQ: JAVA), where he reports to the chief financial officer, and where he oversees financial planning and forecasting, finance program management, and the finance components of Sun’s Oracle ERP project. Previously he served for six years as chief financial officer of SeeBeyond Technology Corporation (NASDAQ: SBYN), where he was responsible, in addition to his core finance and accounting role, for mergers and acquisitions, legal, information technology, human resources, administration, and facilities. While at SeeBeyond, Mr. Plaga helped lead the company through its initial public offering, secondary offering, and eventual sale to Sun for nearly $400 million. Prior to SeeBeyond, Plaga served as chief financial officer of Activision, Inc. (NASDAQ: ATVI) for two years, and as Vice President of Finance and Chief Accounting Officer at Activision for six years before that. Plaga is a certified public accountant with graduate and undergraduate degrees from the University of Southern California.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Plaga entered into an Employment Agreement, pursuant to which Mr. Plaga’s annual salary shall be $325,000 and his target annual bonus shall be $100,000 in 2008 ($75,000 guaranteed) and, $200,000 for 2009. In addition, on the effective date of his appointment, Mr. Plaga will be granted (i) an option to purchase up to 50,000 shares of the Company’s common stock at a purchase price equal to the per share closing market price of the Company’s common stock as reported on NASDAQ on the date the Company’s Board of Directors meets to make the grant, which will vest and become exercisable as to 25% of the shares of Common Stock subject to such options on October 1, 2009 and on each of the following three anniversaries of the initial vesting date, in accordance with the standard Stock Option Agreement used by the Company, and (ii) up to 50,000 restricted shares of the Company’s common stock, which will vest and become exercisable as to 25% of the shares of Common Stock subject to such options on October 1, 2009 and on each of the following three anniversaries of the initial vesting date, in accordance with the standard Restricted Stock Purchase Agreement used by the Company. Mr. Plaga will also be eligible to receive severance compensation in the amount of one year’s base salary in the event that he is terminated without cause, as defined in the At Will Employment Agreement the parties will enter into on the effective date of his appointment. The Form of Offer Letter entered into between the Company and Mr. Plaga is attached hereto as Exhibit 99.2.

A Press Release announcing the appointment of Mr. Plaga as Chief Financial Officer as described above is attached hereto as Exhibit 99.1.

(e) Entrance into/Adoption of Material Compensatory Plan

In consideration for his assistance during the process of selecting a successor, Mr. Sansone and the Company have entered into a Separation Agreement, under which Mr. Sansone shall be paid Two Hundred Five Thousand Dollars ($205,000) on that day that is six months and one day following his termination from the Company. Mr. Sansone shall also receive accelerated vesting of Company stock options and restricted stock that would have otherwise vested through July 1, 2009, for which the Company expects to take a charge in the amount of $305,000. In addition, the Separation Agreement extends the stock option exercise time period from 30 to 120 days after termination and the financial impacts of that change are not considered material by the Company. A copy of Mr. Sansone’s Separation Agreement is attached hereto as Exhibit 99.3.

The information contained in Item 5.02(c) of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release, dated August 7, 2008, issued by Guidance Software, Inc.

99.2	Form of Offer Letter between Guidance Software, Inc. and Barry Plaga, executed August 5, 2008

99.3	Separation Agreement between Guidance Software, Inc. and Frank Sansone, dated August 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: August 7, 2008	By:	/s/ Victor Limongelli
	Name:	Victor Limongelli
	Title:	Chief Executive Officer and Director